EXHIBIT 99.1

Media Contacts:	Investor Contacts:
Jennifer Albano	Steve Frank
1-862-399-0810 (o)	1-973-822-7141 (o)
jennifer.albano@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

ZOETIS APPOINTS JAMIE BRANNAN TO NEWLY CREATED CHIEF COMMERICAL OFFICER ROLE
New Commercial Organizational Structure to Accelerate Long-Term Growth Strategy in Key Markets and Optimize Global Commercial Operations
PARSIPPANY, NJ – Nov. 11, 2024 – Zoetis Inc. (NYSE:ZTS) today announced the appointment of Jamie Brannan to a newly created role of Chief Commercial Officer, overseeing all commercial markets across the globe for the world’s leading animal health company. In this new role, Mr. Brannan will lead an evolved commercial organizational structure that will accelerate the company’s long-term growth strategy across key markets, drive greater global commercial collaboration and unlock future growth opportunities.
Mr. Brannan, who is currently Executive Vice President and Group President International Operations, Aquaculture and Global Diagnostics, will assume his new role effective immediately. His expanded role includes oversight of commercial operations across the United States and all International markets.
“As we enter the next phase of accelerated growth driven by our innovative and market-leading portfolio, the creation of this role will optimize our commercial operations and best position Zoetis to identify and capitalize on new market opportunities and deliver an exceptional experience for our customers,” said Kristin Peck, Chief Executive Officer of Zoetis. “Jamie is a true enterprise leader who has built high-performing and customer-obsessed leaders and
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teams. I am confident that Jamie will help Zoetis drive our next phase of growth and continue to deliver excellent performance across markets.”
Mr. Brannan said, “Taking on this new role as Chief Commercial Officer is an incredible honor. I’m excited to lead our global commercial teams as we continue to innovate and deliver outstanding value to our customers. Together, we’ll drive Zoetis’ growth strategy, enhance our market presence and ensure we remain at the forefront of animal health solutions worldwide.”
Additional Leadership Changes
At the same time, Zoetis is announcing the following additional leadership changes:
•Wafaa Mamilli, currently Executive Vice President, Chief Digital & Technology Officer and Group President for China, Brazil and Precision Animal Health, has informed the company of her decision to leave the organization in early 2025 to pursue an external opportunity. The company regrets her decision but is grateful she will remain at Zoetis until early 2025 to ensure a smooth transition. Since joining Zoetis in 2020, Ms. Mamilli has been instrumental in positioning Zoetis as a leader in technology, digital transformation, data analytics and AI within healthcare. She has also overseen two key international markets, China and Brazil, and the company’s precision animal health businesses with a relentless focus on advancing customer success and innovation.
•With Ms. Mamilli’s planned departure, Keith Sarbaugh has been promoted to Executive Vice President and Chief Digital & Technology Officer and will join the Zoetis Executive Team, effective immediately. In this role, Mr. Sarbaugh will be responsible for the company’s technology, digital, data and analytics strategy and continue to oversee its Customer Experience function. Mr. Sarbaugh joined Zoetis in March 2023, and previously served as Vice President and Chief Information Officer. He brings nearly 25 years of tech and digital leadership experience from roles in IT and Commercial teams at Biogen and Eli Lilly.
•Ester Banque, currently Executive Vice President and President, U.S. Operations, will transition out of her role and pursue other opportunities outside of Zoetis. The company is grateful for Ms. Banque’s contributions to Zoetis during her tenure, delivering above market performance in the U.S. business. She will serve in an advisory capacity until early 2025 to ensure a smooth transition.
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•Jared Shriver has been promoted to President, U.S. Operations, effective immediately, reporting to Mr. Brannan. In his nearly 20-year tenure at Zoetis, Mr. Shriver has demonstrated exceptional leadership across various commercial roles within the organization. He has consistently driven performance, exceeding financial targets and fostering a culture of accountability, collaboration, and excellence in sales and marketing. Mr. Shriver most recently served as Senior Vice President of U.S. Livestock, Bio Devices, Equine, and Platinum Performance.
About Jamie Brannan
As a senior business leader in human and animal health for over a decade, Mr. Brannan has consistently demonstrated his ability to build diverse teams with the agility to adjust through fast, evolving business conditions across international markets. Since joining Zoetis in 2016, Mr. Brannan has demonstrated a proven track record of strong commercial leadership, disciplined financial performance and the development of high-performing teams.
He most recently served as Executive Vice President and Group President International Operations, Aquaculture and Global Diagnostics at Zoetis, with responsibility for commercial operations in over 100 international markets, the global aquaculture and diagnostic businesses. Previously, he was president, Zoetis International Operations from June 2021 until November 2022, and senior vice president of Zoetis’ Northern Europe Cluster from October 2016 until June 2021.
About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide – from veterinarians and pet owners to livestock farmers and ranchers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $8.5 billion in 2023 with approximately 14,100 employees. For more information, visit www.zoetis.com.

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